Exhibit 99.1

Investors & Reporters May Contact:
Matt Pettoni
VP of Finance & Treasurer
(770) 418-8219
ir@asburyauto.com

ASBURY AUTOMOTIVE GROUP ANNOUNCES AMENDED AND RESTATED
$1.45 BILLION SENIOR CREDIT FACILITY

DULUTH, GA, September 25, 2019 - Asbury Automotive Group, Inc. (NYSE: ABG), one of the largest automotive retail and service companies today announced that it has entered into a third amended and restated $1.45 billion, five-year syndicated senior credit facility.  Asbury's new senior credit facility replaces the Company's previously amended and restated facility, and provides additional borrowing availability, increased financial flexibility, and an extended maturity date as compared to the prior facility. The new vehicle floor plan interest rate is reduced to one-month LIBOR plus 110 basis points and the used vehicle floor plan interest is reduced to one-month LIBOR plus 140 basis points (for LIBOR loans).  The interest rate for the revolving credit facility will bear interest in a range of LIBOR plus 100 basis points to LIBOR plus 200 basis points (for LIBOR loans), based on the Company’s consolidated lease adjusted leverage ratio. Asbury's new senior credit facility provides for:

•	a $250.0 million revolving credit facility (the “Revolving Credit Facility”),

•	a $1,040.0 million new vehicle revolving floor plan facility (the “New Vehicle Floor Plan Facility”), and

•	a $160.0 million used vehicle revolving floor plan facility (the “Used Vehicle Floor Plan Facility”).

The new senior credit facility also provides for the expansion of the availability thereunder, subject to certain conditions, up to a total availability of $1.625 billion. Additionally, the maturity date was extended from July 2021 to September 2024.
“This new $1.45 billion senior credit facility provides additional financial flexibility to support our business strategy over the next five years.” said Sean Goodman, Asbury's Senior Vice President and CFO. “We want to thank our lending partners for their continued support.”
The syndication was arranged through BOFA Securities, Inc. JPMorgan Chase Bank, N.A., and Wells Fargo Bank, National Association served as co-syndication agents. Mercedes-Benz Financial Services USA LLC and Toyota Motor Credit Corporation served as co-documentation agents. Bank of America, N.A. will serve as administrative agent. Lenders in the new syndicated credit facilities include five manufacturer-affiliated finance companies consisting of American Honda Finance Corporation, BMW Group Financial Services NA, LLC, Mercedes-Benz Financial Services USA LLC, Nissan Motor Acceptance Corporation,

and Toyota Motor Credit Corporation, and it includes eight commercial banks and other lending institutions consisting of Bank of America, N.A., Branch Banking & Trust Company, JPMorgan Chase Bank, N.A.,  Mass Mutual Asset Finance LLC, Santander Bank, N.A., SunTrust Bank, U.S. Bank National Association, and Wells Fargo Bank, National Association.
About Asbury Automotive Group, Inc.
Asbury Automotive Group, Inc. ("Asbury"), a Fortune 500 company headquartered in Duluth, GA, is one of the largest automotive retailers in the U.S.  Asbury currently operates 87 dealerships, consisting of 106 franchises, representing 30 domestic and foreign brands of vehicles.  Asbury also operates 25 collision repair centers.  Asbury offers customers an extensive range of automotive products and services, including new and used vehicle sales and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical fact, and may include statements relating to the new senior secured credit facility, future financial flexibility and other initiatives and future business strategy. These statements are based on management's current expectations and beliefs and involve significant risks and uncertainties that may cause results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, market factors, Asbury's relationships with, and the financial and operational stability of, vehicle manufacturers and other suppliers, acts of God or other incidents which may adversely impact supply from vehicle manufacturers and/or present retail sales challenges, risks associated with Asbury's indebtedness (including available borrowing capacity, compliance with its financial covenants and ability to refinance or repay such indebtedness, on favorable terms), Asbury's relationships with, and the financial stability of, its lenders and lessors, risks related to competition in the automotive retail and service industries, general economic conditions both nationally and locally, governmental regulations, legislation, adverse results in litigation and other proceedings, and Asbury's ability to execute its digital initiatives and other operational strategies, Asbury's ability to leverage gains from its dealership portfolio, Asbury's ability to capitalize on opportunities to repurchase its debt and equity securities or purchase properties that it currently leases, and Asbury's ability to stay within its targeted range for capital expenditures. There can be no guarantees that Asbury's plans for future operations will be successfully implemented or that they will prove to be commercially successful.
These and other risk factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements are and will be discussed in Asbury's filings with the U.S. Securities and Exchange Commission from time to time, including its most recent annual report on Form 10-K and any subsequently filed quarterly reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.